Exhibit 14(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3ASR—File No. 333-162149—Film No. 091088582) of Desarrolladora Homex S.A.B. de C.V. and in the related prospectus of our reports dated June 30, 2010, with respect to the consolidated financial statements of Desarrolladora Homex S.A.B. de C.V and subsidiaries, and the effectiveness of internal control over financial reporting of Desarrolladora Homex S.A.B. de C.V and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

Mancera, S.C.

A member practice of

Ernst & Young Global

/s/ C.P.C Alejandro Valdez Mendoza

C.P.C Alejandro Valdez Mendoza

Culiacán, Sinaloa, México
June 30, 2010